EXHIBIT 10.1

FIRST AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This FIRST AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of November 21, 2016, is entered into by and among the following parties:

(i)	NCR RECEIVABLES, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)	NCR CORPORATION, a Maryland corporation (the “Servicer”), as initial Servicer;

(iii)	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Committed Lender and as a Group Agent;

(iv)	VICTORY RECEIVABLES CORPORATION, as a Conduit Lender;

(v)	PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent; and

(vi)	PNC BANK, NATIONAL ASSOCIATION, as a Committed Lender, as a Group Agent and as the Administrative Agent (in such capacity, the “Administrative Agent”).

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

1. The parties hereto have entered into a Receivables Financing Agreement, dated as of November 21, 2014 (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

2. PNC Capital Markets LLC desires to join the Receivables Financing Agreement as “Structuring Agent” thereunder.

3. Concurrently herewith, the parties hereto are entering into an Amended and Restated Fee Letter (the “Fee Letter”), dated as of the date hereof.

4. The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1. Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Financing Agreement attached hereto as Exhibit A.

SECTION 2. Joinder. From and after the date hereof, PNC Capital Markets LLC shall be a party to the Receivables Financing Agreement as a “Structuring Agent” for all purposes thereof. Each of the parties hereto hereby consents to the joinder of PNC Capital Markets LLC as a “Structuring Agent” and any otherwise applicable conditions precedent thereto under the Receivables Financing Agreement and the other Transaction Documents (other than as set forth herein) are hereby waived.

SECTION 3. Representations and Warranties of the Borrower and Servicer. The Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by it in Section 6.01 or Section 6.02, as applicable, of the Receivables Financing Agreement are true and correct on and as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(b) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party and (B) perform its obligations under this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party and (ii) the execution, delivery and performance of, and the consummation of the transactions provided for in, this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary limited liability company action or corporate action, as applicable.

(c) Binding Obligations. This Amendment, the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d) No Termination Event. No Termination Event or Unmatured Termination Event has occurred and is continuing, and no Termination Event or Unmatured Termination Event would result from this Amendment.

SECTION 4. Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 5. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof upon the Administrative Agent’s receipt of:

(a) counterparts to this Amendment executed by each of the parties hereto;

(b) counterparts to the Fee Letter executed by each of the parties thereto; and

(c) confirmation that the “Renewal Fee” has been paid in accordance with the Fee Letter.

SECTION 6. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 9. GOVERNING LAW AND JURISDICTION.

(a) THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR

ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 10. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NCR RECEIVABLES LLC,
as the Borrower

By:	/s/ Richard P. McKenzie
Name:	Richard P. McKenzie
Title:	Vice President

NCR CORPORATION,
as the Servicer

By:	/s/ John Boudreau
Name:	John Boudreau
Title:	Treasurer

S-1	First Amendment to RFA (NCR)

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Group Agent

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Committed Lender

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

S-2	First Amendment to RFA (NCR)

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Managing Director

S-3	First Amendment to RFA (NCR)

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as a Committed Lender

By:	/s/ Richard Gregory Hurst
Name:	Richard Gregory Hurst
Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as a Group Agent

By:	/s/ Richard Gregory Hurst
Name:	Richard Gregory Hurst
Title:	Managing Director

VICTORY RECEIVABLES CORPORATION,
as a Conduit Lender

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

S-4	First Amendment to RFA (NCR)

EXHIBIT A

MARKED PAGES SHOWING ONLY CHANGED PAGES TO RECEIVABLES FINANCING AGREEMENT

(Attached)

EXECUTION ~~COPY~~VERSION

RECEIVABLES FINANCING AGREEMENT

Dated as of November 21, 2014

by and among

NCR RECEIVABLES LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

PNC CAPITAL MARKETS LLC,

as Structuring Agent,

and

NCR CORPORATION,

as initial Servicer

This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 21, 2014 by and among the following parties:

(i) NCR RECEIVABLES LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii) the Persons from time to time party hereto as Lenders and as Group Agents;

(iii) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent; ~~and~~

(iv) NCR CORPORATION, a Maryland corporation (“NCR”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v) PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Pool Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Net Receivables Pool Balance” means, at any time, the excess of (i) the Net Receivables Pool Balance, over (ii) the Specifically Reserved Maintenance Revenue Amount; provided, however, that so long as the Level 1 Ratings Trigger is not in effect, the Specifically Reserved Maintenance Revenue Amount shall be deemed to be zero for purposes of this definition.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article X.

provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means the occurrence of any of the following:

(a) (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than an employee benefit plan or related trust of NCR or of NCR and any of its Subsidiaries, of Equity Interests in NCR representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in NCR; (ii) persons who were (~~x~~A) directors of NCR on the date hereof, (~~y~~B) nominated or approved by the board of directors of NCR ~~or (z,~~ (C) nominated or approved by the board of directors of NCR as director candidates prior to their election to the board of directors of NCR or (D) appointed by directors who were directors of NCR on the date hereof or were nominated or approved as provided in clause ~~(y) above, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of NCR (other than any such solicitation made by such board of directors),~~ B) or clause (C) above, ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of NCR; or (iii) the occurrence of any “change in control” (or similar event, however denominated) with respect to NCR under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of NCR;

(b) NCR ceases to own, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of each Originator (other than NCR) or otherwise ceases to Control any such Originator;

(c) NCR ceases to own, directly, 100% of the issued and outstanding Equity Interest of the Borrower free and clear of all Adverse Claims; or

(d) the Originators cease to own, directly, 100% of the Subordinated Notes free and clear of all Adverse Claims.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case

(o) which Receivable has been or will be billed or invoiced to the Obligor thereon within the next thirty days (or such longer period consented to by the Administrator and the Group Agents).

“Equity Interest” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“Euro Rate” means for any day during any Interest Period, the greater of (a) 0.00% and (b) the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on the second Business Day preceding the first day of such Interest Period (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of the Euro Rate may also be expressed by the following formula:

One-month Eurodollar rate for U.S. Dollars
shown on Bloomberg US0001M Screen
Euro Rate =	or appropriate successor
1.00 - Euro-Rate Reserve Percentage.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Excess Concentration Amount” means, the sum, without duplication, of:

(a) the sum of the amounts calculated for each of the Pool Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage,

“Inspection” has the meaning set forth in Section 7.01(g).

“Intended Tax Treatment” has the meaning set forth in Section 13.14.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of November 21, 2014 by and among JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the NCR Credit Agreement and the “Guarantee and Collateral Agreement” as defined therein, PNC, as Administrative Agent, NCR and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest” means, for each Loan for any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

“Interest Period” means: (a) before the Termination Date: (i) initially the period commencing on the date of the initial Loan pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):

(a) if both (x) such Loan (or such portion of Capital thereof) is being funded by a Conduit Lender on such day through the issuance of Notes~~, the applicable CP Rate~~ and (y) such day is after November 20, 2017, then the applicable CP Rate; provided, however, that the Interest Rate for any Loan (or any portion of Capital thereof) being funded by a Conduit Lender at any time (including through the issuance of Notes) may instead be determined by reference to the applicable Bank Rate pursuant to clause (b) below if so mutually agreed in writing between such Conduit Lender and the Borrower (each in their sole discretion) with respect to one or more Interest Periods; or

(b) if any of (x) such Loan (or such portion of Capital thereof) is being funded by any Lender on such day other than through the issuance of Notes (including, without limitation, if a Conduit Lender is then funding such Loan (or such portion or Capital thereof) under a Program Support Agreement, ~~or if~~) or if the applicable Conduit Lender and the Borrower have so agreed in writing pursuant to the proviso to clause (a) above with respect to such Interest Period, (y) such day is on or prior to November 20, 2017 or (z) a Committed Lender is then funding such Loan (or such portion or Capital thereof)), then the applicable Bank Rate;

provided, however, that no provision of this Agreement or the RFA Notes shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; and provided, further, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“LCR Restricted Interest” means any commercial paper or security (other than equity securities issued to NCR or any Originator that is a consolidated subsidiary of NCR under generally accepted accounting principles) within the meaning of Paragraph     .32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014), other than any interest that would not be a LCR Restricted Interest but for the act or omission of any Affected Person or any participant or assignee thereof.

“Lenders” means the Conduit Lenders and the Committed Lenders.

“Level 1 Ratings Trigger” shall be deemed to be in effect at any time when (i) NCR has a long-term “corporate family rating” of less than “Ba3” by Moody’s or does not have a long-term “corporate family rating” from Moody’s or (ii) NCR has a long-term “corporate credit rating” of less than “BB-” by S&P or does not have a long-term “corporate credit rating” from S&P.

“LIBOR Rate” means (i) for any Lender (including, as of November 21, 2016, PNC) with which the Borrower has agreed in writing that its LIBOR Rate shall be LMIR, LMIR, or (ii) for any other Lender (including, as of ~~the Closing Date, PNC and~~ November 21, 2016, BTMU), the Euro Rate.

“LMIR” means for any day during any Interest Period, the greater of (a) 0.00% and (b) the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

One-month Eurodollar rate for U.S. Dollars
shown on Bloomberg US0001M Screen
LMIR =	or appropriate successor
1.00 - Euro-Rate Reserve Percentage.

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means a country subject to a sanctions program identified by the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Sanctioned Person” means any Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

“Scheduled Termination Date” means November ~~21, 2016~~ 19, 2018.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).

“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Fees, (i) prior to the Termination Date, the Monthly Settlement Date and (ii) on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily) or, in the absence of such selection, the Monthly Settlement Date.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair value of the assets of such Person exceeds the liabilities of such Person, (ii) the fair value of the assets of such Person exceeds the probable liability on such Person’s debts as such debts become absolute and matured, (iii) such Person is able to pay its debts as they mature and (iv) such Person’s capital is not unreasonably small for the business in which it is engaged.

“Specifically Reserved Maintenance Revenue Amount” means the lesser of (i) the amount then included in the deferred revenue liability reported on the Originators’ books and records in respect of payments made by Persons that are Obligors on Eligible Receivables for goods or services that have not yet been delivered or performed by the Originators (and, for the avoidance of doubt, excluding any portion of such deferred revenue liability in respect of outstanding Receivables, rather than payments, that remain subject to the performance of additional services or delivery of additional goods by Originators) and (ii) the aggregate Outstanding Balance of the Eligible Receivables then owing by such Obligors.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01, (c) the Purchase and Sale Termination Date (as defined in the Purchase and Sale Agreement) with respect to all remaining Originators, and (d) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Termination Event” has the meaning set forth in Section 9.01. For the avoidance of doubt, a Termination Event shall occur only after applicable cure periods, if any, specified in Section 9.01 have expired, and any Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“Total Reserves” means, at any time of determination, the product of (a) the sum of: (i) the Yield Reserve Percentage, plus (ii) the greater of (x) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (y) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (b) the Adjusted Net Receivables Pool Balance on such day.

“Transaction Documents” means this Agreement, the RFA Notes, the Purchase and Sale Agreement, the Lock-Box Agreements, the Fee Letter, the Intercreditor Agreement, each Subordinated Note, any Performance Guaranty, the Borrower’s Limited Liability Company Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

be an integral multiple of $100,000, and no such reduction (other than a reduction of the Facility Limit to zero) shall reduce the Facility Limit to an amount less than $75,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Lender shall be ratably reduced.

(f) In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) the Capital of the Lenders in each Group in excess of the Group Commitment of such Group following such reduction, (B) accrued Interest and Fees in respect of the portion of Capital being prepaid, (C) any associated Breakage Fees and (D) to the extent there are any other non-contingent Borrower Obligations then due and owing by the Borrower, the portion of the amount of such Borrower Obligations described in clause (D) above equal to the ratio of the reduction of the Commitments being effected relative to the amount of the Commitments immediately prior to such reduction. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of any remaining outstanding Borrower Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.

SECTION 2.03. Interest and Fees.

(a) On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each applicable Group Agent, each applicable Lender ~~and,~~ the Administrative Agent and/or the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b) The Capital of each Lender shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Lender. The Borrower shall pay all Interest, Fees and Breakage Fees accrued during each Interest Period on the immediately following Settlement Date in accordance with the terms and priorities for payment set forth in Section 3.01.

SECTION 2.04. Records of Loans. Each Group Agent shall record on the applicable RFA Note or in its records, the date and amount of each Loan made by the Lenders in its Group hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 13.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not affect the obligations of the Borrower hereunder or under the other Transaction Documents.

SECTION 2.05. RFA Notes. All Loans made by each Lender hereunder shall be evidenced by a promissory note (as amended, modified, extended or replaced from time to time, each a “RFA Note”) substantially in the form attached hereto as Exhibit H, with appropriate obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that (i) in connection with any such Final Payout Date, the Administrative Agent shall promptly send notice thereof to each Lock-Box Bank for the purposes of terminating the related Lock-Box Agreements and (ii) promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the sole expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 4.06. Mitigation Obligations; Replacement of Affected Persons.

(a) If any Affected Person requests compensation under Section 4.01, or if the Borrower is required to pay any additional amount to any Affected Person or to any Governmental Authority for the account of any Affected Person pursuant to Section 4.03, then such Affected Person shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking the related Loans hereunder or to assign and delegate (or cause to be assigned and delegated) such Affected Person’s rights and obligations hereunder to another office, branch or Affiliate of such Affected Person if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.03, as the case may be, in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Borrower hereby agrees to pay all reasonable out of pocket costs and expenses incurred by any Affected Person in connection with any such designation or assignment and delegation.

(b) If (i) any Affected Person requests compensation under Section 4.01, (ii) the Borrower is required to pay any additional amount to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 4.03, (iii) any Affected Person has become a Defaulting Credit Party ~~or~~, (iv) any Affected Person has failed to consent to a proposed amendment, waiver, discharge or termination that requires the consent of each Group Agent (or the Group Agent of each affected Group) and with respect to which the Majority Group Agents shall have or would have granted their consent or (v) the Borrower has requested in writing that a Conduit Lender agree to an Interest Rate determined by reference to the applicable Bank Rate pursuant to the proviso in clause (a) of the definition of “Interest Rate” and such Conduit Lender (in its sole discretion) has not agreed in writing to do so by the date that is 15-days following such request; provided that the Borrower shall not be entitled to make such a request until October 1, 2017 (any such Affected Person identified in clause (iv) and any such Conduit Lender identified in clause (v), a “Non-Consenting Affected Person;” provided, however, that no Conduit Lender shall be deemed to constitute a Non-Consenting Affected Person under clause (v) until November 20, 2017), then the Borrower may, at its sole expense and effort, upon notice to the related Group Agent and the Administrative Agent, require such Group Agent to cause the related Affected Person to assign and delegate, without recourse (in accordance with and subject to all applicable transfer restrictions), all its interests, rights and obligations under this Agreement and the other Transaction Documents to another appropriate Person (which, in the case of a Lender, shall be an Eligible Assignee) that shall acquire such interest or, in the case of a Committed Lender, assume such Committed Lender’s obligations (which assignee may, in each case, be an existing Lender); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and the Majority Group Agents, which consent shall not unreasonably be withheld (provided that no such consent from a Non-Consenting Affected Person or its Affiliates shall be required, and any Non-Consenting Affected Person and its Affiliates shall be excluded from any determination of the Majority Group Agents for such purpose), (B) such Affected Person, if a Lender, shall have received payment of an amount equal to its outstanding Capital and, if applicable, accrued Interest and Fees thereon and all other amounts then owing to it hereunder from the assignee or the Borrower, (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 4.03, such assignment is expected to result in a reduction in such compensation or payments for future periods and (D) in the case of any such assignment and delegation resulting from the failure of ~~a~~an Affected Person to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. An Affected Person shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Affected Person or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses due and payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 5.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) the Borrower shall have delivered to the Administrative Agent and each Group Agent a Loan Request for such Loan in accordance with Section 2.02(a);

(b) the Servicer shall have delivered to the Administrative Agent and each Group Agent a pro forma Information Package, reflecting the Aggregate Capital, Total Reserves and the Borrowing Base, each as calculated after giving effect to the proposed Credit Extension;

(c) none of the conditions specified in Section 2.01(i) through (iv) shall exist after giving effect to such Credit Extension;

(s) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(t) Compliance with Applicable Law. The Borrower has complied in all material respects with all Applicable Laws to which it is subject.

(u) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(v) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance in any Information Package or in connection with any Credit Extension or Reinvestment is an Eligible Receivable as of the date of such Information Package, Credit Extension or Reinvestment.

(w) Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Pool Receivables, the Related Security and the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x) Liquidity Coverage Ratio. The Borrower has not issued any LCR Restricted Interests except in accordance with Section 7.01(v). The Borrower further represents and warrants that it is a consolidated subsidiary of NCR under generally accepted accounting principles.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall survive until the Final Payout Date.

SECTION 6.02. Representations and Warranties of the Servicer. The Servicer represents and warrants as of the Closing Date, as of each day on which a Credit Extension or Reinvestment shall have occurred and as of each Settlement Date occurring prior to the Final Payout Date or acceleration under Article XI:

(a) Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland, with the power and authority under its organizational documents and under the laws of the State of Maryland to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(iv) For the avoidance of doubt, no Reinvestment made by the Borrower pursuant to Section 5.03 shall be deemed to be a Restricted Payment.

(t) Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement, the RFA Notes or the Subordinated Notes or (iii) form any Subsidiary.

(u) Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower for legal and valid purposes in accordance with the applicable terms of the Transaction Documents.

(v) ~~[reserved].~~Liquidity Coverage Ratio. The Borrower shall not during the term of this Agreement issue any LCR Restricted Interests except with the prior written consent of the Administrative Agent and the Majority Group Agents, which consent specifies or acknowledges that the relevant commercial paper or security to be issued is an LCR Restricted Interest.

(w) Transaction Information. The Borrower shall not deliver any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to such delivery, nor permit any of its Affiliate to do so on its behalf. The Borrower shall not provide any Transaction Information in any oral communications with any Rating Agency without the participation of the applicable Group Agent, nor permit any of its Affiliates to do so on its behalf.

(x) Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(y) Chattel Paper. The Borrower shall cause all chattel paper evidencing Pool Receivables held by the Servicer in its possession or control to be held by the Servicer as bailee for the Secured Parties and the Borrower at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the Servicer’s business); provided, however, that following the occurrence and during the continuance of a Termination Event, the Borrower shall cause the Servicer to as promptly as practicable following receipt of written request therefor from the Administrative Agent, (a) provide the Administrative Agent with such access to the Electronic Invoice System, and, to the extent reasonably practicable, such other electronic document management systems, as is necessary to permit the Administrative Agent to identify, monitor and track the chattel paper stored therein, (b) implement such restrictions on the access of the officers, directors, agents and employees of the Servicer to the Electronic Invoice System as are reasonably necessary to ensure that possession or control of the chattel paper stored therein is not transferred to any third party, and/or (c) use its commercially reasonable efforts to deliver or cause to be delivered all tangible chattel paper to the Administrative Agent; provided, that the foregoing shall be conducted in a manner reasonably calculated to comply with any applicable confidentiality or restrictions on disclosure to which the Servicer or any Originator is subject (including with respect to Obligor

SECTION 13.19. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under the Transaction Documents.

[Signature Pages Follow]

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:
Name:
Title:

S-3	Receivables Financing Agreement

SCHEDULE III

Notice Addresses

(A)	in the case of the Borrower, at the following address:

NCR Receivables LLC:

3095 Satellite Blvd.

Duluth, GA 30096

Attn: President

Telephone: 937-445-5000

Email: ~~john.boudreau@ncr.com~~john.boudreau@ncr.com

(B)	in the case of the Servicer, at the following address:

NCR Corporation:

3097 Satellite Blvd.

Duluth, GA 30096

Attn: Treasurer

Telephone: 937-445-5000

Email: ~~john.boudreau@ncr.com~~john.boudreau@ncr.com

(C)	in the case of PNC or the Administrative Agent, at the following address:

PNC Bank, National Association

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Attention: Robyn Reeher

Telephone: (412) 768-3090

Facsimile: (412) 762-9184

E-mail: ~~robyn.reeher@pnc.com~~robyn.reeher@pnc.com

(D)	in the case of BTMU or Victory, at the following address:

The Bank of Tokyo-~~Misubishi~~Mitsubishi UFJ, Ltd., New York Branch

1251 Avenue of the Americas, 12th Floor

New York, NY 10020

Attn: Securitization Group

Telephone: (212) 782-5980

Facsimile: (212) 782-6448

E-mail: securitization_reporting@us.mufg.jp

Schedule III-1